Exhibit 99.1
For Immediate Release
Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

Clarksville, Tennessee.  September 17, 2008.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per outstanding share of common stock.  The dividend will be paid on or about November 17, 2008 to stockholders of record as of the close of business on October 30, 2008.  This is the first cash dividend since the Company completed its initial stock offering on November 29, 2007 in connection with the conversion of First Federal Savings Bank from mutual to stock ownership.

First Advantage Bancorp is the holding company of First Federal Savings Bank.  Founded in 1953, First Federal Savings Bank is a federally-chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville.  The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstfederalsb.com.